EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3, and related Prospectus of ZOLL Medical Corporation for the registration of 989,809 shares of its common stock and to the incorporation by reference therein of our report dated October 31, 2003, with respect to the consolidated financial statements and schedules of ZOLL Medical Corporation included in its Annual Report (Form 10-K) for the year ended September 28, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 11, 2004